Exhibit 99.1

News Release

Contact	Dave Blumberg
TransUnion

E-mail	david.blumberg@transunion.com

Telephone	312-985-3059

FOR IMMEDIATE RELEASE

TransUnion Appoints Charles E. Gottdiener to its Board of Directors

Venkat Achanta Appointed Executive Vice President, Chief Data & Analytics Officer

Chicago, Jan. 27, 2022 – TransUnion (NYSE: TRU) announced today that Charles E. Gottdiener has been appointed to its Board of Directors, effective February 1.

Gottdiener, 57, served as the President and CEO of Neustar, Inc. since 2018 and will serve as an Executive Advisor to Chris Cartwright, TransUnion’s President and Chief Executive Officer, for a two-month period beginning on February 1. Prior to joining Neustar, Gottdiener served as a Managing Director with Providence Equity Partners where he was Head of Portfolio Operations beginning in 2010, and Chief Operating Officer from 2014 to 2018. He also served as an interim CEO or Board member of several Providence portfolio companies including Blackboard, SRA International, Altegrity, Survey Sampling, VRAD and Ascend Learning.

Previously he spent seven years at Dun & Bradstreet where he served in a number of strategy and operating leadership roles including as President of the global risk, analytics and internet solutions business. Prior to Dun & Bradstreet, Gottdiener held several leadership positions in consulting with Boston Consulting Group, CSC Index, Ernst & Young Consulting and Cap Gemini Ernst & Young. Gottdiener received an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Arts from Grinnell College, where he also served as a trustee of the College.

“As President and CEO of Neustar, Charlie led the impressive transformation of the company and we’re excited to welcome him to TransUnion’s Board of Directors,” said Pamela Joseph, Chairperson of the Board. “In addition to supporting the integration of the Neustar business into TransUnion, Charlie’s expertise and leadership acumen will be instrumental in supporting our mission to make trust possible between consumers and business.”

TransUnion also announced that former Neustar Executive Vice President and Chief Data & Technology Officer, Venkat Achanta, will step into the newly created role of Executive Vice President and Chief Data & Analytics Officer for TransUnion, effective February 1.

The appointments follow TransUnion’s acquisition of Neustar in December 2021, helping to strengthen the company’s position as a global information and insights company.

“TransUnion’s data and analytics capabilities are core to the innovative solutions we deliver to make trust possible in global commerce,” said Chris Cartwright, TransUnion President and Chief Executive Officer. “Charlie’s decades-long record of leading information services and technology companies, driving innovation and scaling operations, together with his experience at Neustar will make him a welcome addition to our Board.”

transunion.com

“I’m inspired by TransUnion’s mission of Information for Good®,” said Gottdiener. “As digital commerce continues to grow rapidly around the world, TransUnion’s powerful digital identity assets, enhanced by Neustar’s distinctive data and identity resolution capabilities, will enable safer and more personalized online experiences for consumers and businesses. I’m thrilled to be able to continue to contribute to this work.”

As the leader of TransUnion’s new Global Data & Analytics organization, Achanta will execute a unified data strategy across TransUnion. Achanta will help to integrate Neustar’s proprietary OneID identity resolution platform across TransUnion’s products and services. OneID links people, devices, and locations across both online and offline worlds using advanced machine-learning and technology.

Cartwright continued, “Venkat’s strong leadership in data science, analytics, and enterprise information management will help accelerate the combination of TransUnion’s powerful digital identity assets and Neustar’s distinctive data and identity resolution capabilities.”

“I’m very excited about the future of data and analytics innovation at TransUnion,” said Achanta. “As we leverage our combined resources and technology, we will enable enhanced consumer experiences and drive more timely and accurate insights for our customers.”

Achanta has more than 20 years of experience in data science, analytics, and enterprise information management. Prior to joining Neustar in 2016, he was Chief Data Officer and Head of Data and Analytics at Walmart from 2014 to 2016, leading all data and analytics delivery platforms across the company globally. Achanta has held senior leadership positions in data and analytics at AIG, Capital One, and Experian. He holds a Bachelor’s degree in Computer Science and Engineering from Andhra University in India and an MBA from UCLA Anderson School of Management.

About TransUnion (NYSE: TRU)

TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing an actionable picture of each person so they can be reliably represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good®.

A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people. http://www.transunion.com/business

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